SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                                    OPTi Inc.

                                (Name of Issuer)

                           Common Stock, no par value

                         (Title of Class of Securities)

                                    683960108

                                 (CUSIP Number)

                                December 31, 2006

             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

      |_| Rule 13d-1(b)

      |x| Rule 13d-1(c)

      |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 683960108                                            Page 2 of 5 Pages
-------------------                                            -----------------

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RAFFLES ASSOCIATES, L.P.
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           790,365
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         790,365
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     790,365
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.79%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).   Name of Issuer:

             OPTi Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             888 Tasman Drive, Milpitas, CA 95035.

Item 2(a).   Name of Person Filing:

             Raffles Associates, L.P.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             2 Penn Plaza, Suite 1920A, New York, NY 10121

Item 2(c).   Citizenship:

             Not Applicable.

Item 2(d).   Title of Class of Securities:

             Common Stock, no par value.

Item 2(e).   CUSIP Number:

             683960108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a)  |_|   Broker or Dealer registered under Section 15 of the Act.
         (b)  |_|   Bank as defined in Section 3(a)(6) of the Act.
         (c)  |_|   Insurance Company as defined in Section 3(a)(19) of the Act.
         (d)  |_|   Investment Company registered under Section 8 of the
                    Investment Company Act.
         (e)  |_|   Investment Adviser registered under Section 203 of the
                    Investment Advisors Act of 1940.
         (f)  |_|   Employee Benefit Plan or Endowment Fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F).
         (g)  |_|   Parent Holding Company in accordance with Rule 13d-1(b)
                    (1)(ii)(G).
         (h)  |_|   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
                    A church plan that is excluded from the definition of an
                    investment company under
         (i)  |_|   Section 3(c) (14) of the Investment Company Act.


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

         (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
                    If this Statement is filed pursuant to Rule 13d-1(c), check this box [X].

Item 4.        Ownership.

                  (a)   Amount beneficially owned: 790,365

                  (b)   Percent of Class: 6.79%

                  (c)   Number of Shares as to which the person has:

                        (i)   Sole power to vote or to direct the vote: 790,365

                        (ii)  Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the disposition
                              of: 790,365

                        (iv)  Shared   Power  to   dispose   or  to  direct  the
                              disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|.

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certification.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 25, 2007

                                     RAFFLES ASSOCIATES, L.P.
                                     By: RAFFLES CAPITAL ADVISORS, LLC,
                                              General Partner


                                     By: /s/ Paul H. O'Leary
                                        --------------------
                                        Name: Paul H. O'Leary
                                        Title:  Managing Member

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